Exhibit 10.1

EXECUTIVE CHANGE OF CONTROL AND SEVERANCE AGREEMENT

(this “Agreement”)

B E T W E E N:

TearLab Corporation, a corporation incorporated under the laws of the State of Delaware

(the “Corporation”)

- and -

_________________, an individual residing in the City/Town of [_____], in the State of California

(the “Executive”)

WHEREAS the Executive is currently employed with the Corporation in an executive capacity and has extensive access to the customers, suppliers, distribution processes and other unique and valuable confidential information and trade secrets of the Corporation;

AND WHEREAS the Corporation and the Executive desire to enter into a written agreement to provide the Executive with severance protection for certain terminations of employment following a Change of Control because the Corporation recognizes that, without such protection, such a termination can cause the Employee to consider alternative employment and service opportunities.

NOW THEREFORE in consideration of the above, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Corporation and the Executive agree as follows.

1.	Interpretation

1.1

Headings, Sections and Plural. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect its construction or interpretation. In this Agreement, references to a “Section” or to “Sections” are references to a section or sections in this Agreement, unless expressly stated otherwise. Throughout this Agreement, whenever required by context, words importing the singular include the plural and vice versa.

1.2	Recitals. The recitals set out above are true and correct and form part of this Agreement.

1.3	Deductions, Withholdings and Taxes. The payments to the Executive set out in this Agreement are subject to applicable deductions, withholdings and taxes.

2.	Termination

2.1

Termination by the Executive; Termination by the Corporation for Cause. The Executive may terminate his employment with the Corporation at any time for any reason. The Corporation may terminate the Executive’s employment at any time for cause’’, with or without prior notice. On the termination of the Executive’s employment due to a voluntary resignation, for cause or on the death or disability of the Executive, the Corporation will, in full satisfaction of its obligations to the Executive:

(a)	pay the Executive’s base salary and vacation pay accrued until the date his employment ceases; and

(b)	reimburse the outstanding expenses properly incurred by the Executive until the date his employment ceases.

2.2

Termination by the Corporation without Cause. In addition to the accrued obligations payable under Section 2.1, but not in addition to the payments under Section 2.3, on the termination of the Executive’s employment by the Corporation (or its successor) without cause, then subject to the terms and conditions of Exhibit A hereof, the Corporation will, in full satisfaction of its obligations to the Executive:

(a)

pay on-going payments for twelve (12) months equivalent to twelve (12) months of the Executive’s annual base salary in effect at the time of the termination, in accordance with the Corporation’s payroll practices; and

(b)

Reimburse the Executive for the cost of group health benefit plan premiums for up to twelve (12) months from the date the Executive’s employment ceases. Such reimbursements shall be made concurrent with any obligation owed to Executive by the Corporation under the U.S. federal COBRA law to the extent applicable

2.3

Termination by the Corporation without Cause or Resignation following a Change of Control. In addition to the accrued obligations payable under Section 2.1, but not in addition to the payments under Section 2.2, if a termination of the Executive’s employment by the Corporation (or its successor) without cause (other than for death or disability) or a resignation of employment by the Executive for Good Reason, in either case, within twelve (12) months following a Change of Control of the Corporation, then subject to the terms and conditions of Exhibit A hereof, the Corporation will, in full satisfaction of its obligations to the Executive:

(a)

pay on-going payments for twenty-four (24) months equivalent to twenty-four (24) months of the Executive’s annual base salary in effect at the time of the termination, in accordance with the Corporation’s payroll practices; and

(b)

Reimburse the Executive for the cost of group health benefit plan premiums for up to eighteen (18) months from the date the Executive’s employment ceases. Such reimbursements shall be made concurrent with any obligation owed to Executive by the Corporation under the U.S. federal COBRA law to the extent applicable.

Notwithstanding anything in Section 2.2(b) or Section 2.3(b), if the Corporation determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the U.S. Public Health Service Act), the Corporation will in lieu thereof provide to the Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the group health coverage for the Executive and his eligible dependents at coverage levels in effect immediately prior to the Executive’s termination (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive or his eligible dependents elect COBRA continuation coverage on the first payroll date following the Executive’s termination of employment (subject to any delay as may be required by Exhibit A) and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Corporation has paid an amount equal to eighteen (18) payments.  For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

2.4	Change of Control. In this Agreement, “Change of Control” means:

(a)

any transaction or series of transactions, whether by way of consolidation, amalgamation or merger of the Corporation, with or into any other person, other than an affiliate of the Corporation as defined in the Ontario Business Corporations Act as amended (an “Affiliate”);

(b)	any transfer, conveyance, sale, lease, exchange or otherwise of all or substantially all of the assets of the Corporation, to any other person, other than an Affiliate;

(c)

more than fifty percent (50%) of the directors of the Corporation in office (i) were not directors of the Corporation on the same day in the immediately preceding calendar year and (ii) were not proposed by the directors of the Corporation existing prior to their appointment or election;

(d)

the lawful acquisition, directly or indirectly and by any means whatsoever, by any person, or by a group of persons acting jointly or in concert, of that number of voting shares of the Corporation, which is forty percent (40%) or more of the total voting shares issued and outstanding immediately after such acquisition, unless another person or group of persons has previously lawfully acquired and continues to hold a number of voting units which represents a greater percentage than the first-mentioned person or group of persons; or

(e)	the directors of the Corporation by resolution deem that a Change in Control has occurred or is about to occur.

2.5

Good Reason. In this Agreement, “Good Reason” means the occurrence of one or more of the following events effected without the Executive’s prior consent: (i) the assignment to the Executive of any duties or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s duties or responsibilities with the Corporation; or (ii) a material reduction by the Corporation in the base compensation of the Executive. The Executive will not resign for Good Reason without first providing the Corporation with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

2.6

Compliance with Laws. The Executive’s entitlements under this Section are provided in full satisfaction of the Executive’s entitlements to notice of termination, pay in lieu of notice, and severance pay, if any, under the applicable employment standards laws, under this Agreement, under civil law, at common law or otherwise.

3.	Confidential Information and Return of Property

3.1

Confidentiality Obligation. The Executive covenants and agrees that he shall not, at any time during his employment with the Corporation or any time thereafter, without the prior written consent of the Corporation, directly or indirectly, communicate, reveal or disclose, in any manner, to anyone, or use for any purpose other than in carrying out his duties under this Agreement in furtherance of the Corporation’s business interests, any confidential or proprietary information concerning, or learned as a result of his employment with, the Corporation or its predecessors, successors, affiliates or related companies including, without limitation, information concerning their assets, businesses, affairs, pricing, costs, technical information, financial information, plans or opportunities, manufacturing, processes, sales and distribution, marketing, research and development, customers, suppliers or employees.

3.2

Return of Property. Upon ceasing to be employed by the Corporation or upon request of the Corporation at any time, the Executive shall return to the Corporation all property belonging to the Corporation or its predecessors, successors, affiliates or related companies including, without limitation, all documents in any format whatsoever including electronic format, that is in his possession or control, and the Executive agrees not to retain any copies of such property in any format whatsoever including electronic format.

4.	Non-Competition and Non-Solicitation Obligations

4.1

Non-Competition. Subject to Section 4.2, the Executive covenants and agrees that, while employed with the Corporation and for a period of twenty-four (24) months thereafter, the Executive shall not, anywhere in North America, directly or indirectly, in any manner whatsoever, including either individually, or in partnership, jointly or in conjunction with any other person, or as employee, principal, agent, trustee, consultant, contractor, director, officer, shareholder, investor, lender or otherwise:

(a)

carry on or be engaged in an undertaking that competes with the business of the Corporation (or any material part thereof) as conducted at the time of the cessation of the Executive’s employment or during the six (6) month period prior to such date or contemplated to be carried on in its most recent annual business plan;

(b)

have any financial or other interest, including an interest by way of royalty or other compensation arrangements, in or in respect of an undertaking that competes with the business of the Corporation (or any material part thereof) as conducted at the time of the cessation of the Executive’s employment or during the six (6) month period prior to such date or contemplated to be carried on in its most recent annual business plan; or

(c)

advise, manage, lend money to, or guarantee the debts or obligations of, or permit his name to be used by, an undertaking that competes with the business of the Corporation (or any material part thereof) as conducted at the time of the cessation of the Executive’s employment or during the six (6) month period prior to such date or contemplated to be carried on in its most recent annual business plan.

4.2

Public Companies. Notwithstanding Section 4.1, nothing in this Agreement prevents the Executive from owning not more than five percent (5%) of the issued shares of a corporation or the units of any publicly traded entity, the shares or units of which are listed on a recognized stock exchange or traded in the over-the-counter market.

4.3

Non-Solicitation of Customers and Suppliers. The Executive covenants and agrees that, while employed with the Corporation and for a period of twenty-four (24) months thereafter, the Executive shall not, in any manner, directly or indirectly, by any means, in any capacity, in order to direct away from the Corporation, approach, solicit or contact, any customers or suppliers of the Corporation who has actively done business with the Corporation in the preceding two (2) years, or any prospective customer or supplier that the Corporation approached, solicited or contacted in the preceding two (2) years, who are located anywhere in North America or any other location where the Corporation is then conducting or contemplating the conduct of the business of the Corporation, or attempt to do any of the foregoing, in order to offer or obtain services or products that compete with the business of the Corporation (or any material part thereof) as conducted at the time of the cessation of the Executive’s employment or during the six (6) month period prior to such date or contemplated to be carried on in its most recent annual business plan.

4.4

Non-Solicitation of Employees. The Executive covenants and agrees that, while employed with the Corporation and for a period of twenty-four (24) months thereafter, the Executive shall not induce or solicit, or attempt to induce or solicit, or assist any person to induce or solicit, any employee, contractor or advisor of the Corporation, or assist or encourage any employee, contractor or advisor of the Corporation, to accept employment or engagement elsewhere that competes with the business of the Corporation (or any material part thereof) as conducted at the time of the cessation of the Executive’s employment or any other business conducted by the Corporation during the six (6) month period prior to such date or contemplated to be carried on in its most recent annual business plan.

5.	Proprietary and Moral Rights

5.1

Proprietary Rights. The Executive recognizes the Corporation’s proprietary rights in the tangible and intangible property of the Corporation and acknowledges that Executive has not obtained or acquired and shall not obtain or acquire any rights, title or interest, in any of the property of the Corporation or its predecessors, successors, affiliates or related companies including, without limitation, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, know-how, secrets, formulas, products, methods, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, patents, inventions, discoveries, whether or not protected by patent or copyright, which the Executive may have conceived or made, or may conceive or make, either alone or in conjunction with others, and related to the business of the Corporation or its predecessors, successors, affiliates or related companies (collectively, the “Materials”). The Executive agrees that during his employment with the Corporation and any time afterwards all Materials shall be the sole and exclusive property of the Corporation.

5.2

Waiver of Moral Rights. The Executive irrevocably waives to the greatest extent permitted by law, for the benefit of and in favour of the Corporation, all the Executive's moral rights whatsoever in the Materials including, without limitation, any right to the integrity of any Materials, any right to be associated with any Materials and any right to restrict or prevent the modification or use of any Materials in any way whatsoever. The Executive irrevocably transfers to the Corporation all rights to restrict any violations of moral rights in any of the Materials including, without limitation, any distortion, mutilation or other modification.

5.3

Assignment of Rights. If the Executive has acquired or does acquire, however, any right, title or interest in any of the Materials or in any intellectual property rights relating to the Materials, the Executive irrevocably assigns all such right, title and interest throughout the world exclusively to the Corporation including, without limitation, any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements.

5.4

Registrations. The Corporation will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trade-mark registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Corporation, the Executive shall, both during and after the Executive's employment with the Corporation, execute all documents and do all other acts necessary in order to enable the Corporation to protect its rights in any of the Materials and the intellectual property rights relating to the Materials.

6.	Consideration and Remedies

6.1

Consideration. The Executive acknowledges that he has and will receive good and valuable consideration including, without limitation, the consideration set out in this Agreement in exchange for his compliance with his obligations in Sections , and , and that the Corporation would not have provided the Executive such consideration without the Executive’s commitment to such obligations.

6.2

Defences. The Executive agrees that all restrictions in Sections , and are necessary and fundamental to the protection of the business carried on by the Corporation and that all such restrictions are reasonable and valid, and the Executive waives all defences of the Executive to the strict enforcement thereof by the Corporation.

6.3

Injunctive Relief. The Executive acknowledges that a breach by the Executive of any of his obligations in Sections , and will result in the Corporation suffering irreparable harm, which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that the Corporation shall be entitled to interim and permanent injunctive relief without proof of actual damages, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

7.	Obligations Not Exhaustive

7.1

Fiduciary. The Executive acknowledges that the obligations contained in Sections , and are in addition to any obligations that the Executive may now or hereafter owe to the Corporation, at law, in equity or otherwise. Nothing contained in this Agreement is a waiver, release or reduction of any fiduciary obligations that the Executive owes to the Corporation.

8.	General

8.1	Survival. Sections 3, 4, 5 and 6 and this Section survive the termination of this Agreement and the Executive's employment for any reason whatsoever.

8.2

Severability. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement to the extent of the particular circumstances giving rise to such declaration, and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Agreement shall remain in full force and effect.

8.3

Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Executive on the subject-matter herein and it supersedes all prior agreements and understandings, whether written or oral. There are no representations, warranties or collateral agreements on the subject-matter herein that exist outside of this Agreement.

8.4

Amendments. This Agreement may only be amended by written agreement executed by the Corporation and the Executive. However, changes to the Executive's position, duties, vacation, benefits and compensation, over the course of time, do not affect the validity or enforceability of Sections 2, 3, 4 and 5.

8.5

Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of California and the laws of the United States applicable therein. The Corporation and the Executive each irrevocably attorns to the exclusive jurisdiction of the courts of California and the courts of California shall have the sole and exclusive jurisdiction to entertain any action arising under this Agreement.

8.6	Assignment. The Corporation may assign this Agreement, and it enures to the benefit of the Corporation, its successors or assigns.

8.7

Independent Legal Advice. The Executive acknowledges that he has been encouraged to obtain independent legal regarding the execution of this Agreement, and that he has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims he may make resulting from any failure on his part to obtain such advice.

8.8	Currency. All dollar amounts referred to in this Agreement are in lawful money of the United States, unless expressly stated otherwise.

8.9

Waiver. No waiver of any of the provisions of this Agreement shall be effective or binding, unless made in writing and signed by the party purporting to give the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver, unless expressly stated otherwise.

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* * * * *

IN WITNESS WHEREOF this executive employment agreement has been executed by the Corporation and the Executive on the dates below.

TEARLAB CORPORATION

By:

Title:

Date:

SIGNED, SEALED AND DELIVERED in the presence of:	)
)
)
Witness Signature	)
	)	[Executive]
)
Witness Print Name	)	Date

EXHIBIT A

To the extent any severance benefits will be made under the Agreement, they will be delayed as necessary pursuant to (A) the Release requirement described below and (B) the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (“Section 409A”), each as outlined below.

Release Requirement

The receipt of any severance pay and benefits under the Agreement is subject to the Executive signing and not revoking a standard release of claims with the Corporation (the “Release”) and provided that the Release becomes effective and irrevocable within sixty (60) days following the Executive’s termination of employment (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance benefits under this Agreement.

Severance pay and benefits under the Agreement will commence or be paid, as applicable, on the sixtieth (60th) day following the date of the Executive’s termination of employment, or, if later, such time as required by the paragraphs below. Except as required by the paragraphs below, any lump sum or installment payments that would have been made to the Executive during the sixty (60) day period immediately following the Executive’s termination of employment but for the preceding sentence will be paid on the first payroll period following the sixtieth (60th) day following the Executive’s termination of employment and the remaining payments will be made as provided in this Agreement.

Section 409A

Notwithstanding anything to the contrary in this Agreement, no severance benefits to be paid or provided to the Executive, if any, pursuant to this Agreement or otherwise that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this Agreement or otherwise, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six (6) month anniversary of his separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).

Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the Section 409A Limit will not constitute a Deferred Payment.

For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Executive’s taxable year preceding the taxable year of the Executive’s separation from service as determined under U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s separation from service occurs.

All reimbursements and in-kind benefits under this Agreement that provide for a “deferral of compensation” within the meaning of Section 409A (i) shall be made no later than the last day of the calendar year that immediately follows the calendar year in which Employee incurred the expense; (ii) not be subject to liquidation or exchange for another benefit or payment; (iii) provided to Employee in any calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; and (iv) except as specifically provided herein, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided on or prior to termination (except that a plan providing medical or health benefits may, to the extent permitted by Section 409A impose a generally applicable limit that may be reimbursed or paid). To the extent applicable, reimbursements that provide for a “deferral of compensation” within the meaning of Section 409A are intended to constitute compliant deferred compensation payable on a specified date or fixed schedule in accordance with the requirements set forth under U.S. Treasury Regulation Section 1.409A-3(i)(1)(iv).

The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Corporation and the Executive agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.